Exhibit 11
                       TRIMAS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)



                                   Nine Months Ended      Three Months Ended
                                     September 30,           September 30,
                                    1994        1993        1994        1993
Primary:

      Net income                  $38,140     $29,520     $12,370     $ 9,450
      Preferred stock
        dividend requirement                   (5,250)                 (1,750)

      Earnings available
        for common stock          $38,140     $24,270     $12,370     $ 7,700

      Weighted average common
        shares outstanding         36,644      28,867      36,644      28,867
      Dilution of stock options       389         298         378         322

      Weighted average common
        and common equivalent
        shares outstanding
        after assumed exercise
        of options                 37,033      29,165      37,022      29,189

      Primary earnings per
        common share                $1.03        $.83        $.33        $.26

Fully diluted:

      Net income                  $38,140     $29,520     $12,370     $ 9,450
      Add after tax convertible
        debenture related
        expenses                    2,760                     920

      Net income as adjusted      $40,900     $29,520     $13,290     $ 9,450

      Weighted average common
        shares outstanding        36,644       28,867      36,644      28,867
      Dilution of stock options      389          326         377         326
      Addition from assumed
        conversion of
        convertible preferred
        stock                                   7,778                   7,778
      Addition from assumed
        conversion of convertible
        debentures                  5,083       1,026       5,083       3,045

      Weighted average common
        and common equivalent
        shares outstanding on
        a fully diluted basis      42,116      37,997      42,104      40,016

      Fully diluted earnings
        per common share             $.97        $.79        $.32        $.25